 Exhibit 99.1

ONDAS HOLDINGS SIGNS TERM SHEET TO ACQUIRE AIROBOTICS

acquisition expected to combine market-leading automated drone platforms global reach further positions american robotics as a leader in the growing commercial drone space

Waltham, MA / Petah Tikva, Israel – July 5, 2022 – Ondas Holdings Inc. (NASDAQ: ONDS) (“Ondas” or the “Company”), a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics”, or “AR”), announced today that it has signed a term sheet to acquire through acquisition or merger AIROBOTICS Ltd. (TASE: AIRO) (“Airobotics”), a leading Israeli developer of autonomous unmanned aircraft systems (“UAS”) and automated data analysis and visualization platforms, subject to the conditions described below. The addition of Airobotics is expected to help accelerate American Robotics’ technical development and regulatory roadmap and expand the breath of applications, use cases and vertical markets AR targets.

“Airobotics’ Optimus System is a sophisticated automated drone platform designed for high- value use cases in industrial, homeland security and smart city services markets,” said Eric Brock, Chairman and CEO of Ondas. “The proposed acquisition of Airobotics will provide strategic technology, regulatory, and business capabilities to both American Robotics and Ondas Networks, opening new geographies and end markets and further strengthening our ability to deliver complete end-to-end solutions for customers on a global scale. This opportunity demonstrates the leadership role Ondas Networks and American Robotics currently have in defining next-generation, mission-critical industrial data solutions and signals a new growth phase for the commercial drone sector.”

“We look forward to joining the Ondas family and the American Robotics team,” said Meir Kliner, CEO and Co-Founder of Airobotics. “Ondas Networks has demonstrated market leadership in the development of their wireless and automated industrial technology platforms, and American Robotics has pioneered fully automated drone operation through its precedent-setting FAA beyond visual line of sight (“BVLOS”) approvals. This combination will offer Airobotics the opportunity to expand globally, especially in the United States, which we believe is the largest market for our Optimus System. The technologies and talented people at Ondas Networks and AR will strengthen our systems and services, improving our ability to participate in the scaling of the commercial drone economy.”

Airobotics Highlights

Airobotics is a pioneer in developing the Optimus System, an advanced, autonomous unmanned aircraft system (UAS) focused on high-value applications in industrial, homeland security, and smart city services markets. The Optimus System is an industrial grade drone-in-a-box (“DIB”) platform consisting of the Optimus Drone and the Optimus Airbase. The Optimus Airbase offers the market’s most comprehensive set of functionalities, including robotic battery swapping and robotic payload swapping. As a result, the system is able to provide near-continuous flight time and multi-option imaging capabilities, feature sets desired by certain markets such as security and public safety. The system also includes the Insightful Data Platform, a powerful automated data distribution and processing software The Optimus System offers customers an enterprise level automated data capture and analysis solution, including real time video, and can operate 24/7 without human intervention.

Founded in 2014, Airobotics is headquartered in Petah Tikva, Israel. Since inception, Airobotics has raised and invested over $130 million from leading global institutional investors. The Optimus System is a robust and mature platform deployed and operated in some of the world’s most complex environments. Airobotics has an active customer pipeline in the United States, Israel, Singapore, and the UAE, as well as the potential to expand into additional international markets. Airobotics is in its final stages to receive a precedential Type Certificate by the FAA for its Optimus UAS, a feat no drone company has ever accomplished. As part of this process, the FAA has published the safety criteria for the Optimus System which will allow Airobotics to certify its highly automated drone system, automating all phases of flight including swapping batteries and payloads and eventually permitting operation over cities and other populated areas. Airobotics expects to have one of the first DIB system to receive such certification from the FAA.

Strategic Rationale for Combination

American Robotics, via the Scout System, and Airobotics, via the Optimus System, are both recognized as leading developers of automated drone platforms in their respective markets. The combination of the two companies will bring together leading engineering and aviation talent, regulatory leadership, and world-class technology platforms, providing a unique opportunity to offer a broader scope of solutions and services for customers in accelerated timelines. Further, we expect the combined company will be a true global provider of automated drone solutions to a broader range of markets and applications, allowing multi-national customers and governments to focus their UAS programs with the leading solutions provider.

The Company expects to realize the following benefits through the proposed acquisition or merger of Airobotics:

Extended IP & Technology Leadership: The number and types of markets, users, and use cases for autonomous DIB technology is vast. The combination of Airobotics and American Robotics will bring together best-in-class elements of the commercial DIB ecosystem, offering the opportunity for accelerated product offerings to a broader set of end markets and applications. Significant opportunities exist to share advanced technology and intellectual property (IP) between American Robotics and Airobotics. Critical system elements including payloads, detect-and-avoid (DAA) technology, reliability and safety systems, and data analytics can be optimized in the companies’ current and next-generation drone platforms.

Global Marketing and Service Platform: The opportunity for autonomous DIB is global, with AR estimating over 10 million asset sites around the world having need for this technology in order to drive the next era of industrial digital transformation. The proposed acquisition or merger will provide a U.S.-based marketing and field services platform to drive adoption of the Airobotics Optimus System in commercial, security and defense markets. Similarly, the combined company will have a greater opportunity to bring American Robotics’ Scout System into international markets, offering Ondas the ability to better serve large, multi-national customers across the world with a wider variety of solutions and services.

Regulatory Scale: Regulatory authorization is central to the ability to commercialize and scale DIB technology. American Robotics and Airobotics have demonstrated expertise and leadership in UAS regulatory affairs. Both companies were participants in the recent FAA-sponsored Aviation Rulemaking Committee on the operation of unmanned aircraft BVLOS (known as the BVLOS ARC). American Robotics has developed and integrated best-in-class safety technologies and systems, resulting in its historic FAA approvals to operate BVLOS with no humans on-site. The integration of AR’s safety systems with the Airobotics Optimus System will offer the potential for extended FAA approvals for BVLOS flight operations. Additionally, Airobotics is in the final stages of Type Certification with the FAA for its Optimus System, which will offer significant time and cost advantages as the combined company pursues Type Certification of future UAS platforms, including the Scout System.

Expanded Wireless Opportunity: With increased data collection comes the need for improved wireless connectivity. Ondas Networks’ software-defined wireless connectivity platform will see a broader opportunity for product development in UAS applications including command and control UAS navigation. Further, a presence in Israel offers the opportunity to expand existing relationships with Israeli aviation and defense vendors and the broader international MC-IoT vendor ecosystem.

Financial: The combined company is expected to benefit from synergies, including cost-related efficiencies resulting from integrated engineering and product development programs, the benefits of shared sales and marketing resources and the elimination of certain duplicative costs related to legal, board and other public company costs.

Transaction Details

Each issued and outstanding share of Airobotics is expected to be converted into, and exchanged for, 0.16806 shares of Ondas common stock. The proposed acquisition or merger is subject to the satisfaction of numerous conditions, including the preparation, negotiation and execution of a definitive agreement, the receipt of any required board and shareholder approvals in respect to the proposed acquisition or merger, the satisfactory completion by Ondas of its due diligence review, and the receipt of all material third party consents. The parties have agreed to an exclusivity period until the earlier of August 4, 2022 or the execution of a definitive agreement. The parties intend to complete the proposed acquisition or merger in the second half of 2022. We can provide no assurance that a definitive agreement will be entered into or that the proposed acquisition or merger will be completed as proposed or at all.

B. Riley Securities, Inc.,  a leading full service investment bank and wholly-owned subsidiary of B. Riley Financial, Inc. (NASDAQ: RILY), is serving as exclusive financial advisor to Ondas in connection with the proposed acquisition or merger of Airobotics.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on Ondas’ websites and social media platforms is not incorporated by reference in this release or in any of Ondas’ filings with the U.S. Securities and Exchange Commission (the “SEC”).

About Airobotics Ltd.

Airobotics Ltd. (TASE: AIRO) is an Israeli manufacturer and operator of autonomous Unmanned Aircraft (UAs) and Aerial Data Platforms. Airobotics UAs are used for industrial, homeland security and smart city services, providing automated data capture and analysis services, performed 24/7 without human intervention, and addressing the needs of the world’s most complex environments. Airobotics is actively deployed in Israel and the UAE and has business development activities in the USA and Singapore. Airobotics’ Optimus System provides an end-to-end solution, comprising an industrial grade UAV, an automated base station, wide-ranging regulatory certification, and an automated data analysis and visualization platform.

Airobotics drone network solution: https://youtu.be/-xQGPYwNr28

Airobotics registration statement and other documents filed with the Tel-Aviv Stock Exchange (“TASE”) through the website: https://maya.tase.co.il/company/1941?view=reports

Information on Airobotics’ website and social media platforms is not incorporated by reference in this release.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Important Additional Information Will be Filed with the SEC

Ondas will file with the SEC a registration statement on Form S-4, which will include a prospectus of Ondas. INVESTORS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONDAS, AIROBOTICS, THE PROPOSED ACQUISITION OR MERGER AND RELATED MATTERS. Investors will be able to obtain free copies of the registration statement and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov and on Ondas’ website at https://ir.ondas.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 or as defined in the Israeli Securities Law 5728 – 1968. We caution readers that forward-looking statements are predictions based on Ondas’ and Airobotics’ current expectations about future events. Examples of forward-looking statements include, among others, statements regarding the proposed acquisition or merger, including the benefits of the proposed acquisition or merger. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Ondas’ and Airobotics’ actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including (1) the inability to complete the proposed acquisition or merger, including due to a failure to obtain third party consents, or satisfy other closing conditions; (2) the risk that the proposed acquisition or merger disrupts current plans and operations as a result of the announcement and consummation of the proposed acquisition or merger; (3) the ability to recognize the anticipated benefits of the proposed acquisition or merger, which may be affected by, among other things, the ability of management to integrate the combined company’s business and operation, and the ability of the parties to retain key employees; (4) costs related to the proposed acquisition or merger; and (5) with respect to Ondas, the other risks and uncertainties discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of Ondas’ most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of Ondas’ Quarterly Reports on Form 10-Q and in Ondas’ other filings with the SEC and with respect to Airobotics, Section 27 in Chapter A of the Airobotics Periodic Report for 2021 as published in the Israeli Securities Authority’s Magna System on March 30, 2022. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Media Contact for Ondas:

Derek Reisfield, President and CFO

Ondas Holdings Inc.

888-350-9994 x1019

ir@ondas.com

Media Contact for American Robotics:

Payton St. Lawrence

BIGfish Communications for American Robotics

americanrobotics@bigfishpr.com

617-713-3800

Investor Relations Contact for Ondas:

Cody Cree and Matt Glover

Gateway Group, Inc. for Ondas

949-574-3860

ONDS@gatewayir.com

Company Contact for AIROBOTICS:

Yishay Curelaru, CFO

AIROBOTICS Ltd.

+97235374946

office@airoboticsdrones.com

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